EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-119697) of Huron Consulting Group, Inc. of our report dated June 15, 2006 relating to the financial statements of MSGalt & Company, LLC, which appears in the Current Report on Form 8-K/A of Huron Consulting Group, Inc. dated March 31, 2006.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
June 16, 2006